VCIC                                    For additional information contact:
                                        G.S. Donovan (630) 789-4900
                                        K.K. Duttlinger (630) 789-4900

       VISKASE COMPANIES, INC. ANNOUNCES THIRD QUARTER 2002 RESULTS

WILLOWBROOK, ILLINOIS, November 15, 2002 - Viskase Companies, Inc. (VCIC) today announced results for the third quarter 2002.

Net sales were $48.7 million for the three months ended September 30, 2002, a slight increase from the same period of 2001 of $48.5 million. Net sales were $138.4 million for the nine months ended September 30, 2002, a decrease of 3.3% from the same period of 2001 of $143.0 million. Lower nine month sales results continue to reflect reduced worldwide selling prices for the Company's cellulose casings, offset by the strengthening Euro against the United States Dollar that positively benefited net sales. Third quarter sales were comparable to the prior year quarter due to the effects of the strengthening Euro against the United States Dollar offset by continuing price pressure in the industry.

Operating (loss) income for the three months ended September 30, 2002 was $(2.9) million compared with $.6 million for the same period of 2001. The third quarter operating (loss) is the result of $2.4 million of expense associated with the reorganization plan included within Selling, General, and Administrative Expenses on the Income Statement, and higher costs associated with employee benefit plans, principally due to declines in the equity markets. Operating income (loss) for the nine months ended September 30, 2002 was $.7 million compared with $(4.6) million for the same period of 2001. The nine month operating income includes a net restructuring income of $6.1 million recognized in the second quarter of 2002. The restructuring income is the result of a reversal of $9.3 million of excess reserve from the year 2000 representing a negotiated reduction in Nucel(r) technology third party license fees, offset by a second quarter 2002 restructuring charge of $3.2 million. Additionally, the third quarter and the nine month operating income amounts include the $2.4 million of expense associated with the reorganization plan. Operating (loss) for the first nine months of 2002, excluding the net restructuring income of $6.1 million and the reorganization expense of $2.4 million, was $(3.0) million. This compares favorably to the operating loss for the comparable prior year period of $(4.6) million. The improvement in the operating loss results primarily from operating efficiencies from previous cost saving measures, reduced raw material and energy costs.

Net (loss) income for the three months ended September 30, 2002 was $(8.7) million or $(.57) per share, compared with the same period of 2001 of $(4.7) million or $(.31) per share. Net (loss) for the nine months ended September 30, 2002 was $(15.4) million, or $(1.01) per share, compared with the same period of 2001 of $(13.6) million, or $(.89) per share. The net income
(loss) for the nine months ended September 30, 2002 included restructuring income of $6.1 million, or $.40 per share, and $(2.4) million of reorganization expense, or $(.16) per share. The net income (loss) for the nine months ended September 30, 2001 included both an extraordinary gain on early extinguishment of debt of $8.1 million, or $.53 per share and a gain of the disposal of a discontinued operation related to the sale of the Films Business of $3.2 million, or $.21 per share.

Viskase Companies, Inc. has its major interests in food packaging. Principal products manufactured are cellulosic and nylon casings used in the preparation and packaging of processed meat products.

                                  ###